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                                                                        EX 10.02

                                                                  EXECUTION COPY

                                   U.S. ROBOT
                                SUPPLY AGREEMENT

     This SUPPLY AGREEMENT (this "AGREEMENT") is made as of June 30, 2006 (the "EFFECTIVE DATE"), by and between BROOKS AUTOMATION, INC., a Delaware corporation, having its principal business office at 15 Elizabeth Drive, Chelmsford, MA 01824 ("BUYER"), and YASKAWA ELECTRIC CORPORATION, a Japanese corporation having its principal business office at 2-1 Kurosaki-shiroishi, Yahatanishi-ku, Kitakyushu 806-0004 Japan ("SELLER").

     WHEREAS, Seller is engaged in, among other things, the business of developing, designing, manufacturing and selling various semiconductor robotic products, and

     WHEREAS, Buyer is engaged in, among other things, the business of developing, designing, manufacturing and selling various integrated automation and subsystems for the semiconductor wafer manufacturing and related industries: and

     WHEREAS, simultaneously herewith, Buyer is acquiring Seller's subsidiary, Synetics Solutions, Inc. ("SYNETICS SOLUTIONS") under an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of May 8, 2006 (the "Signing Date"); and

     WHEREAS, simultaneously herewith, Buyer and Seller are entering into a Shareholders' Agreement ("SHAREHOLDERS' AGREEMENT") for the formation and management of Yaskawa Brooks Automation, Inc., a joint venture between Buyer and Seller in Japan; and

     WHEREAS, Seller and Buyer desire to enter into an agreement whereby Seller will supply certain Products (as hereinafter defined) to Buyer for resale.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Buyer agree as follows:

1.   GRANT OF SALES RIGHTS.

     1.1 DEFINITIONS.

          "AFFILIATE" shall mean, with respect to any Person, (i) any other Person that directly or indirectly controls such specified Person or (ii) any other Person that directly or indirectly is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if the controlling Person owns 50% or more of any class of voting securities (or other ownership interest) of the controlled Person.

          "AGREEMENT" shall have the meaning set forth in the introductory paragraph to this agreement.

          "ASSUMED CUSTOMER PROGRAMS" shall mean Seller's Product programs with Semiconductor Customers as set forth on Schedule B hereto.

          "BROOKS PRODUCTS" means all vacuum robotics and other types of products for the Semiconductor Industry that are listed under the heading "Brooks Products" on Schedule A hereto; provided that the definition of "BROOKS PRODUCTS" excludes (i) products specifically targeted to flat


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     panel display automation and motor and motion control products (including tables driven by motion control products) on a stand-alone basis and (ii) articulated multi-axis robots (with 6-axes or greater).

          "BUSINESS DAY" shall mean a day on which banks are open for business in both Boston, Massachusetts and Tokyo, Japan.

          "BUYER" shall have the meaning set forth in the introductory paragraph to this Agreement.

          "CHANGE OF CONTROL" shall have the meaning set forth in the Shareholders' Agreement.

          "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section
     7.2 hereof.

          "CORPORATE CONFIDENTIALITY BREACH" shall mean a material breach of
     Section 7 of this Agreement that is either (A) clearly sanctioned, directed or ratified by the senior management or the Board of Directors of Buyer, or
     (B) expressly permitted by the then-effective policies promulgated by the senior management or the Board of Directors of Buyer or (C) the result of Buyer's failure to maintain reasonable measures, customary in the industry, calculated to protect confidential and/or proprietary information in the possession of Buyer (including Confidential Information and Embedded Software) from impermissible disclosure and misuse, provided that any such failure shall be determined on an aggregate basis considering all such measures maintained by Buyer taken as a whole. For the avoidance of doubt, by way of example but not limitation, no Corporate Confidentiality Breach shall be deemed to occur by reason of any (i) action or omission of any officer, director, employee, agent or representative of Buyer (whether intentional, willful, reckless, grossly negligent or otherwise) which does not satisfy the requirements of clauses (A), (B) or (C) above, (ii) any failure by Buyer to maintain a particular information security measure as long as the measures maintained by Buyer that are calculated to protect confidential information and/or proprietary information in the possession of Buyer, when viewed in the aggregate, represent a level of information security that is reasonable and customary in the industry, or (iii) any violation or breach of Section 7 that does not cause actual harm or damage to Seller or its business operations.

          "CUSTOMER AFFILIATE" shall mean any Subsidiary of a Primary Person, which Primary Person has its principal offices located in North America, wherever such Subsidiary may be located; provided that the following Persons shall be excluded from the meaning of Subsidiary for the purposes of this definition: Sumitomo Eaton Nova, MFSI Limited and MEMC Japan Limited.

          "DELIVERY POINT" shall have the meaning set forth in Section 2.1 hereof.

          "DROP IN PRODUCTS" shall have the meaning set forth in Section 1.3 hereof.

          "EFFECTIVE DATE" shall have the meaning set forth in the introductory paragraph to this Agreement.

          "INITIAL TERM" shall have the meaning set forth in Section 8.1 hereof.

          "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section
     10.1 hereof.

          "MAJOR BREACH" shall mean the Buyer's:

               (i) failure to use good faith efforts to meet the minimum purchase targets as required by Section 1.4 hereof,

               (ii) repeated failure to make timely payments due and owing under this


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                    Agreement,

               (iii) failure to perform any of its material obligations under
                    Section 5.3.2,

               (iv) Corporate Confidentiality Breach, and

               (v)  use of Seller's Intellectual Property in violation of
                    Section 10.1.

          "OEM" means a Primary Person, which does not have its principal offices located in North America, or any of its Subsidiaries which do not have their principal offices located in North America, in either case that purchases Products for the purpose of adding value by incorporating Products as a minor component of a larger system that is sold by such Primary Person or its Subsidiaries.

          "PARTS" shall have the meaning set forth in Section 3.3 hereof.

          "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

          "PRIMARY PERSON" shall mean a Person that is not under the control of any other Person (other than an individual). A Person shall be deemed to control another Person if the controlling Person owns 50% or more of any class of voting securities (or other ownership interest) of the controlled Person.

          "PRODUCTS" means Yaskawa Products and/or Brooks Products, as applicable.

          "PURCHASE ORDER" shall have the meaning set forth in Section 3.1 hereof.

          "QUARTERLY BUSINESS REVIEW" or "QBR" shall have the meaning set forth in Section 1.4 hereof.

          "REQUIRED BID INFORMATION" means the types of information relating to the Product desired by a customer under Section 1.5 hereof, as listed on Schedule C hereto, excluding any and all information that the customer refuses to provide to Buyer.

          "SCARA" means Selective Compliant Articulated/Assembly Robot Arm.

          "SELLER" shall have the meaning set forth in the introductory paragraph to this Agreement.

          "SEMICONDUCTOR CUSTOMER" shall mean (i) all Primary Persons with principal offices located in North America that, either directly or through their Customer Affiliates, are current or prospective purchasers or users of Products and (ii) all Customer Affiliates it being agreed and acknowledged by both parties that Seller shall not knowingly sell Products to any customer (other than any OEM) for the purpose of selling or otherwise distributing such Products to any Person that meets the criteria set forth in clauses (i) or (ii) above.

          "SEMICONDUCTOR INDUSTRY" means the design, development, manufacture, assembly, use, sale, repair, installation, testing, quality control, inspection or calibration of equipment or tools (including software), and all components and subassemblies thereof, that are used in the design, development, manufacture, patterning, assembly, testing or packaging of semiconductor, magnetic media, magnetic storage, and optical devices as well as reticles and masks used in connection therewith.

          "SHAREHOLDERS' AGREEMENT" shall have the meaning set forth in the recitals.


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          "SPECIFICATIONS" shall have the meaning set forth in Section 5.1 hereof.

          "SYNETICS SOLUTIONS" shall have the meaning set forth in the recitals.

          "SUBSIDIARY" of any Person shall mean each of the Persons that, directly or indirectly, through one or more intermediaries, is owned or controlled by such Person. A Person shall be deemed to control another Person if the controlling Person owns 50% or more of any class of voting securities (or other ownership interest) of the controlled Person.

          "YASKAWA PRODUCTS" means all atmospheric SCARA robotics products for the Semiconductor Industry that are under the heading "Yaskawa Products" on Schedule A provided that the definition of "YASKAWA PRODUCTS" (i) excludes products specifically targeted to flat panel display automation and motor and motion control products (including tables driven by motion control products) on a stand-alone basis (ii) excludes articulated multi-axis robots (with 6-axes or greater) and (iii) for the avoidance of doubt, excludes Brooks Products.

     1.2 GRANT. Seller hereby grants to Buyer the exclusive right to market and distribute the Products to Semiconductor Customers. Buyer shall use its commercially reasonable efforts to promote, sell and service the Yaskawa Products to the Semiconductor Customers and to maintain adequate facilities and personnel as may be necessary to sell and support the Yaskawa Products, including, but not limited to, calling on and training Semiconductor Customers, collecting market data and acting as a liaison between the Semiconductor Customer and Seller with respect to Semiconductor Customers' technical, engineering and delivery requirements relating to the Yaskawa Products. Buyer shall use such efforts to sell Brooks Products as Buyer may deem in its best interests from time to time, in its sole discretion. Seller agrees to use commercially reasonable efforts to customize the Yaskawa Products to promote sales in the North American market as Buyer or its Semiconductor Customers may request from time to time. For the avoidance of doubt, the parties acknowledge that Seller shall have the right to market and distribute (i) any products specifically targeted to flat panel display automation and motor and motion control products (such as tables driven by motion control products) on a stand alone basis to any customer, including Semiconductor Customers and (ii) any products, including without limitation the Products, to customers other than Semiconductor Customers.

     1.3 SUPPLY UNDER EXISTING SEMICONDUCTOR CUSTOMER CONTRACTS. Buyer shall not sell atmospheric robotics products that have substantially identical configurations to the Yaskawa Products ("DROP IN PRODUCTS") to Semiconductor Customers that are parties to Assumed Customer Programs in order to replace the sale of those same Yaskawa Products to such Semiconductor Customers that are sold under the applicable Assumed Customer Program; provided that Buyer may make such sale if Buyer follows the following process: (i) a Semiconductor Customer under such Assumed Customer Program first approaches Buyer for a replacement or alternative to such Yaskawa Products, (ii) Buyer obtains such Semiconductor Customer's stated reasons for such request ("CUSTOMER REASONS"), (iii) Buyer provides such Customer Reasons to Seller promptly after receipt of the Customer Reasons, (iv) Seller provides a response to such Customer Reasons at or before the next QBR (as discussed below) ("SELLER RESPONSE") and (v) if Seller provides a Seller Response in the foregoing timeframe, Buyer provides such Seller Response to the applicable Semiconductor Customer and offers the Semiconductor Customer an opportunity to meet with Seller. If, after such process is completed, the applicable Semiconductor Customer continues to request that Buyer sell such Drop In Products to such Semiconductor Customer, then Buyer shall be free to sell such Drop In Products to such Semiconductor Customer without limitation hereunder. For the avoidance of doubt, this Section 1.3 shall not apply to Brooks Products.

     1.4 QUARTERLY BUSINESS REVIEWS; MINIMUM PURCHASE TARGETS. Buyer and Seller shall appoint key personnel of each party to meet quarterly to discuss the status of the parties' performance under this Agreement relating to Yaskawa Products, to raise any concerns and to discuss and plan for future business opportunities involving the sale of Yaskawa Products to Semiconductor Customers (such meetings,


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herein referred to as "QUARTERLY BUSINESS REVIEWS" or "QBRS"). In such meetings,
Buyer and Seller shall use good faith efforts to resolve any disputes or concerns regarding the supply and sale of the Yaskawa Products to the mutual satisfaction of the parties. Buyer and Seller each agree that such QBRs shall involve, without limitation, establishment of minimum purchase targets for the subsequent quarter. Both parties will use good faith efforts to implement any understandings reached at a QBR; without limitation, Buyer will use good faith efforts to meet the minimum purchase targets agreed in a QBR. If Buyer fails to meet such minimum purchase targets for the 3 months immediately prior to each of three consecutive QBRs, or if Buyer and Seller fail to agree to minimum purchase targets at a QBR, then the President of Buyer and President of Seller shall meet, either by phone or in person, to discuss the matter. It is hereby agreed and acknowledged by both parties hereto that (A) (i) Buyer's failure to meet such minimum purchase targets, or Buyer and Seller's failure to agree on minimum purchase targets, shall not be a breach of this Agreement nor of any other agreements between Buyer and Seller in which this Section 1.4 is not expressly and specifically superceded, (ii) Buyer shall not be required by law or court order to meet such minimum sales targets and (iii) Buyer's rights under this Agreement shall not be limited in any manner as a result of any such failure to agree to minimum purchase targets or to meet such minimum purchase targets, but
(B) Buyer's failure to use good faith efforts to reach the minimum purchase targets agreed in a QBR will be a material breach of this Agreement. For the avoidance of doubt, this Section 1.4 shall not apply to Brooks Products.

     1.5 PREFERRED VENDOR. Buyer will give Seller the same opportunity to sell its Yaskawa Products to Buyer for resale to Semiconductor Customers as Buyer provides to itself or any third party in their sale of atmospheric robotics products for such Semiconductor Customers, which means that (i) Buyer will keep Seller informed of its future (whether actual or potential) requirements of atmospheric robotic products for the Semiconductor Industry, (ii) Buyer shall notify Seller promptly after receipt of an inquiry from a Semiconductor Customer regarding the supply of an atmospheric robotics product for the Semiconductor Industry and will provide Seller with the Required Bid Information with such notice, (iii) within 10 Business Days (or such longer period as the parties may agree on a case by case basis based on the actual requirements of the Semiconductor Customer) of receipt of such notification and Required Bid Information from Buyer (the "DETERMINATION PERIOD"), Seller shall respond to Buyer indicating whether Seller elects to supply the Yaskawa Product and, if so, providing a preliminary estimate of the lead time and price for the same (each estimate, a "PROJECT BID") and (iv) if Seller provides a Project Bid to Buyer in the Determination Period, Buyer will present Seller's Project Bid to its Semiconductor Customer; provided that Buyer may inform its Semiconductor Customer of its obligations under the foregoing process and, if the Semiconductor Customer instructs Buyer that the Semiconductor Customer is not interested in acquiring Seller's atmospheric products, for any or no reason, Buyer shall be deemed to have complied with the foregoing process for such sale of Products to such Semiconductor Customer. If Buyer does not provide Seller with the Required Bid Information pursuant to clause (ii) above, (A) Seller shall provide Buyer with written notice within three (3) Business Days of receipt of notification from Buyer under clause (ii) of what Required Bid Information is missing and (B) if the notification under clause (A) is delivered in that timeframe, (1) The Determination Period shall recommence once the Buyer provides Seller with such Required Bid Information and (2) the process set forth in clauses (ii) through (iv) above shall recommence upon such delivery. Notwithstanding anything to the contrary herein, Buyer will use good faith efforts to obtain all the items set forth on Schedule C, but shall be deemed to have met its obligation to provide all Required Bid Information so long as Buyer provides all information made available by the customer to Buyer as a result of those efforts. Each Project Bid from the Seller shall be the Seller's Confidential Information and shall be subject to the provisions of Section 7.2, except that the Buyer is permitted to provide the Project Bid to the Semiconductor Customer. For the avoidance of doubt, Buyer shall be free to provide the Semiconductor Customer with other proposals for the sale of atmospheric robotic products for the Semiconductor Industry to such Semiconductor Customer before, during or after the above process, so long as Buyer does not actually sell such products to the Semiconductor Customer without following the above process. If a Semiconductor Customer selects Seller's Project Bid, then Buyer and Seller shall negotiate in good faith a comprehensive agreement for the development of such Yaskawa Product ("DEVELOPMENT AGREEMENT") for such Semiconductor Customer, which Development Agreement will set forth all of the


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specific requirements for the development of the Yaskawa Product, including, without limitation, Specifications, target pricing, preliminary volume requirements, acceptance criteria, schedule for development, milestones, prototypes, and ownership of intellectual property. Buyer and Seller each agree and acknowledge that a Semiconductor Customer will be free to reject a Project Bid by Seller, in whole or in part, at any time, even after acceptance, and, in such event, Buyer is free to sell other products to such Semiconductor Customer to satisfy the requirements set forth in the notice sent to Seller pursuant to clause (ii) above (or requirements substantially identical thereto), on condition that the Buyer will provide written notification to Seller of the reasons why the Semiconductor Customer has elected not to purchase Seller's Yaskawa Product. The Determination Period under clause (iii) of this Section 1.5 has been established based upon anticipated Semiconductor Customer requirements and the parties agree that Seller's failure to respond within said Determination Period shall not constitute a bar to Seller electing to supply the Yaskawa Product and submitting a Project Bid, in each case solely to Buyer. If Buyer determines, in its sole discretion, that late submission of Seller's Project Bid to the Semiconductor Customer would not be disruptive to the sales cycle, and, if the Semiconductor Customer has indicated that it will consider a Project Bid for Seller's Yaskawa Products, then Buyer will submit Seller's Project Bid to the Semiconductor Customer. However, Buyer shall not be subject to the obligations of this Section 1.5 with respect to a Yaskawa Product for a Semiconductor Customer if the Seller failed to respond within the applicable Determination Period, regardless of whether the Seller provides such late election and Project Bids. Notwithstanding anything to the contrary in this
Section 1.5, Buyer and Seller agree and acknowledge that the provisions of this
Section 1.5 shall not apply to the sale by Buyer of (i) any Yaskawa Products for the Semiconductor Industry to a Semiconductor Customer where Buyer was selling an identical or substantially similar product to such customer on or prior to the Effective Date nor (ii) any products (such as, without limitation, Brooks Products) that are not Yaskawa Products for the Semiconductor Industry. This
Section 1.5 shall terminate and be of no force or effect 36 months prior to the expiration of the then-current term unless the parties have agreed to an extension of such term pursuant to Section 8.1 hereof.

     1.6 DEVELOPMENT OR CUSTOMIZATION. If Buyer and Seller agree that Seller will perform design or development work for Buyer, then a separate design and development agreement will be entered into between the parties, which agreement shall address ownership of resulting intellectual property rights in detail.

2.   PRICE AND PAYMENT.

     2.1 PRICE. The prices charged to Buyer for the Products to be supplied to the Semiconductor Customers under the Assumed Customer Programs shall be equivalent to the pricing that was in effect from Seller to Synetics Solutions on June 13, 2005, subject to adjustment permitted by, or disclosed pursuant to, the second sentence of Section 2.7 of the Merger Agreement and as provided in
Section 2.2 of this Agreement, between June 13, 2005 and the Effective Date and thereafter. All other prices for Products purchased by Buyer under this Agreement shall be agreed on a customer-by-customer, Product-by-Product basis. All prices shall be payable in U.S. dollars, FCA (Incoterms 2000), Seller's plant (the "DELIVERY POINT").

     2.2 PRICE ADJUSTMENT.

          2.2.1 SPECIFICATION CHANGES In the event that any Specification changes are made to the Products that adds to or decreases the cost of manufacture, the price of the Products will be increased or decreased by the actual additional or reduced cost incurred by Seller arising from such changes and a reasonable margin thereon; provided, however, that Seller shall make no such Specification changes, whether such Specification changes add to or decrease the cost of manufacture, to any of the Products without mutual written agreement to the resulting Specifications and price changes. If the parties cannot agree on a Specification or price change, then the applicable Specification change shall not be implemented and the matter will be discussed at the next QBR. No Specification or


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     price adjustment will take effect without mutual written agreement, if any, following the applicable QBR.

          2.2.2 PRICE ADJUSTMENT. During the QBRs, either Buyer or Seller may request a reevaluation and adjustment of the price for the Products to reflect such items as increases or decreases in labor and material used to produce the Product, volumes, customer requirements, including cost down initiatives and the like. If such reevaluation and adjustment are requested, the parties will negotiate in good faith to equitably adjust the price of the Products. The party requesting the reevaluation and adjustment will provide detailed information supporting the requested price adjustment. No price adjustment will take effect without mutual written agreement, if any, following the applicable QBR.

          2.2.3 COMMITTED PRICE REDUCTIONS TO KLA TENCOR CORPORATION. The Purchase Agreement, dated October 29, 2004, between KLA Tencor Corporation ("KLA") and Synetics Solutions, without amendment (the "KLA AGREEMENT"), requires that the purchase price paid by KLA for certain Yaskawa Products be reduced over time as set forth on Exhibit C to the KLA Agreement. Seller shall provide price reductions to Buyer for such Yaskawa Products purchased for resale to KLA on a schedule and in reduction amounts necessary to provide Buyer with a Gross Margin Percentage, for each purchase order for Yaskawa Products for resale to KLA, equal to Synetics Solutions' Gross Margin Percentage on January 6, 2006, on sales of such Yaskawa Products under the KLA Agreement for the term of the KLA Agreement, without amendment, extension or other modification after the Effective Date that affects pricing, and only for Products for which KLA is a components customer. Buyer will use good faith and commercially reasonable efforts to communicate and facilitate any necessary Product changes or Product Specification changes to KLA relating to required price reductions. For the purposes of this Section 2.2.3, "Gross Margin Percentages" shall mean the aggregate gross margin for all Yaskawa Products sold to KLA divided by the price charged by Buyer to KLA for such Yaskawa Products pursuant to the KLA Agreement (the "KLA Price"), and "gross margin" shall mean the difference between the KLA Price and the price charged to Buyer by Seller under this Agreement. Promptly after the Effective Date, Buyer will undertake commercially reasonable efforts to convert KLA from a components customer to a purchaser of EFEM systems, and in the event that KLA begins to purchase EFEM systems from the Buyer, then the provisions of this Section
     2.2.3 shall not apply to Buyer's purchase of Yaskawa Products to fulfill KLA's orders of EFEM systems but will continue to apply to Buyer's purchase of any individual Yaskawa Products to fulfill KLA's orders of individual Yaskawa Products until such time as the parties agree through QBR discussions. Furthermore, notwithstanding Section 2.1, prices for Yaskawa Products to fulfill KLA's orders of EFEM systems shall be subject to change.

     2.3 PAYMENT. Invoices for the Products shall be issued to Buyer upon delivery of the Products to the Delivery Point. Payment shall be made by Buyer by wire transfer to such account as Seller shall designate from time to time in writing to Buyer within 75 days after delivery of the Products to the Delivery Point. Any amounts not paid within 5 Business Days after the due date for such payment shall bear interest from and after the due date to the date of payment at the rate of 1 1/2 % per month or the highest rate permitted by law, whichever is less, and all such amounts shall be due and payable upon demand by Seller.

3.   ORDERS AND FORECASTS.

     3.1 PURCHASE ORDERS.

          3.1.1 The term "PURCHASE ORDER" shall mean a written or electronic order for the Products or any other equivalent process by which Buyer orders quantities of the Products and spare Parts required to perform repair services from Seller. It is contemplated that, from time to time, Purchase Orders in forms prepared by Buyer, may be used in ordering the Products and that there


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     may be included in such forms certain stipulations, conditions or agreements not otherwise contained herein. It is expressly understood and agreed that the provisions of this Agreement shall be deemed a part of each Purchase Order accepted by Seller and, unless otherwise mutually agreed in writing, any provision in any Purchase Order which is inconsistent with, contrary or in addition to, or which otherwise adversely materially alters or increases Seller's or Buyer's obligations under this Agreement shall be deemed amended or deleted, as the case may be and that the terms of this Agreement shall control. Seller shall ship only the quantities of the Products ordered by Buyer in the applicable Purchase Order, unless otherwise agreed in writing by Buyer and Seller in accordance with Sections
     3.3 and 3.4 of this Agreement. All Buyer Purchase Orders shall specify the quantity of the Products, the shipment date, and all other relevant information necessary to effectuate delivery of the Products to the Delivery Point.

          3.1.2 Seller shall accept all Purchase Orders that are submitted in conformance with this Agreement. Unless otherwise agreed by Buyer and Seller on a case by case basis, Seller will deliver the ordered Products to the Delivery Point 8 weeks after receipt of the Purchase Order issued in accordance with the terms of this Agreement; provided, however, that, with respect to quantities of Products ordered under any Purchase Order issued in accordance with the terms of this Agreement that result in a quantity of Product ordered in a given month in excess of 130% of the average amount forecasted for said month in each Buyer forecast provided during the most recent four months of the preceding 6 month forecast period, Seller shall only be bound to a lead time for delivery of such excess quantity of Products on the Purchase Order as Buyer and Seller may agree for such Products on a case by case basis. Except as provided in Section 3.3 below, no Purchase Order shall be subject to cancellation or reduction after acceptance by Seller.

          3.1.3 Notwithstanding the limitation on Purchase Orders in excess of forecast in Section 3.1.2, Seller agrees that with respect to Products ordered by Buyer for resale (i) to KLA that are subject to upside supply flexibility requirements under Section 17.1(b) of the KLA Agreement as of the Effective Date or (ii) to Applied Materials that are subject to similar requirements under Section 2.5 of the Applied Materials Global Supply Agreement, dated November 28, 2001 (as amended by the ITO Agreement, dated December 5, 2005, and as further extended on January 5, 2006, the "AMAT AGREEMENT") as of the Effective Date, Seller will use commercially reasonable efforts to fulfill Purchase Orders for a quantity of Product that are not more than: (I) 180% of the forecast provided for such week 12 weeks prior to such week for Products to KLA and (II) 180% of the forecast provided for such week 12 weeks prior to such week for Products to Applied Materials. Nothing in this Section 3.1.3 modifies or shortens the 8-week minimum lead time requirements of Sections 3.1.2 and 3.2 of this Agreement.

          3.1.4 Seller further agrees that it shall be responsible for late delivery damages under Section 17.5 of the KLA Agreement if (i) such damages are the result of Seller's failure to meet its delivery obligations under Section 3.1.2 of this Agreement and (ii) Buyer actually is required by a claimant to pay such damages. The requirements under Sections 3.1.3 and 3.1.4 are dependent upon the Buyers' fulfillment of its obligations to provide proper forecasting on a weekly and biweekly basis and its obligations to maintain sufficient levels of inventory to fulfill the customers' lead time requirements under the KLA Agreement and the AMAT Agreements.

     3.2 FORECASTS AND PURCHASE ORDER SCHEDULE. In order to meet Buyer's requirements and in order to assist Seller in its supply chain and inventory management, the parties agree to the following forecast and Purchase Order schedule.


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
DESCRIPTION                             COMMITMENT
-----------                             ----------
PURCHASE ORDER LEAD TIMES-Buyer will    Binding and subject to cancellation or
issue Purchase Orders to Seller not     reduction after acceptance by Seller
less than 8 weeks prior to the date     only in accordance with Section 3.3
on which shipment of the Products       below.
from the Delivery Point is required.

Seller shall not be obligated to
accept or fulfill any Purchase Order
which is received by Seller less than
8 weeks prior to the date on which
shipment is required, unless
otherwise agreed by Seller in writing
on a case by case basis.

SIX (6) MONTH ROLLING FORECAST - At     Non-binding forecast for production
least every two weeks, Buyer will       scheduling purposes only.
provide Seller with a good faith
forecast of its actual anticipated
monthly requirements of the Products
for the six month period following
the 8 week period covered by Purchase
Orders (as set forth above).

ANNUAL FORECAST - By no later than      Non-binding forecast for planning
February 1 of each year, Buyer will     purposes only.
provide Seller with a forecast of
Buyer's anticipated requirements of
the Products for each fiscal year of
Seller (March 21 through March 20)

     3.3 CANCELLATION. Buyer may cancel a Purchase Order at any time. In such event, the cancelled Products will incur cancellation charges as follows:

     Finished Goods: 100% of the then applicable price will be paid in exchange for delivery of the Finished Goods as purchased Product hereunder, it being mutually agreed that Seller will not deliver Finished Goods to Buyer until Seller has successfully completed the pre-shipment testing of such Finished Goods;

     WIP: 50% of the then applicable finished goods price attributable to the WIP;

     Raw Material: 0% if returnable to the supplier or Buyer purchases Products utilizing such Raw Material within 6 months of cancellation, but otherwise 100% of the original applicable price attributable to the Raw Material.

"FINISHED GOODS" are defined as completely manufactured and/or assembled Products at the time of the cancellation. "WIP" is defined as incompletely manufactured and/or assembled Products at the time of the cancellation. "RAW MATERIAL" is defined as only those materials needed to make a Part and any purchased Parts. For the purposes of this Agreement, "PART" means a component line item on a bill of materials. Parts are collectively assembled to produce a Product. The above defined cancellation charges are in lieu of any other obligation of Buyer arising as a result of the cancellation. All amounts accrued above are payable within sixty (60) days of Seller's delivery of an invoice to Buyer. Finished Goods will be invoiced upon delivery of the Finished Goods to the Delivery Point.

     3.4 RESCHEDULING DELIVERY OF PRODUCTS. Buyer may request rescheduling of the delivery date of any Product scheduled for shipment to the Delivery Point. Rescheduling of Products by Buyer will incur fees as follows:

          (i) If Buyer requests an earlier delivery date than the currently scheduled date, Seller must approve or reject the new delivery date. Seller will promptly advise Buyer if it approves or rejects the requested new delivery date, and along with any approval will indicate any additional charges that will be imposed on Buyer as a result of the change.

          (ii) If Buyer requests a later delivery date than the currently scheduled date, Seller approval is not required and no additional charges will be imposed on Buyer as a result of such rescheduling; so long as the rescheduled delivery date does not extend more than three months beyond the originally scheduled delivery date. Buyer will use good faith efforts to avoid rescheduling deliveries in a manner that would cause a product to be delivered in a different Seller fiscal quarter than the originally scheduled delivery date.

     3.5 COPY EXACT; END OF LIFE.

          (a) Copy Exact. Buyer requires that any and all changes to the product and components be submitted to Buyer for review 180 days before the planned cut-in date of the change. Change notification must be processed per the Buyer Seller Initiated Action Request Process (OP-000-00006-17). Buyer will review the proposed change for classification relative to Copy Exact (CE!) criteria and will respond to Seller within 10 Business Days of the change notification with the CE! Class. Changes that affect system operations performance or process performance will require Buyer approval before the change is cut-in. For any change to a Product that is approved by Buyer and implemented by Seller, Seller will provide Buyer with an updated set of Product documentation. Notwithstanding the foregoing, Seller and Buyer each agree that the process under this Section 3.5(a) may be (i) accelerated in the event of a supply chain emergency situation, upon Buyer's consent and/or (ii) extended upon mutual agreement on a case by case basis.

          (b) End of Life. Seller will keep Buyer fully informed relative to the Product roadmap and Product life cycle. Buyer will be notified of end of life at least 12 months (or a lesser time as the parties may agree on a product-by-product basis from time to time) in advance and provided last buy privileges at the time of end of life.

4.   SHIPMENT AND RISK OF LOSS.

     4.1 SHIPMENT. The standard method of shipment shall be ocean carrier; provided, however, Products will be shipped by air at Buyer's request and expense. Seller shall ship Products or cause Products to be shipped from its manufacturing facilities to the Delivery Point on or before the ship date(s) set forth in the applicable Purchase Order. Prior to shipment, Seller will conduct the pre-shipment testing contemplated by Section 6.3 hereof and will include its standard shipment test report with each shipped Product.

     4.2 TITLE. Risk of loss shall pass to Buyer according to Incoterms 2000 "FCA" and title shall transfer concurrently therewith.

5.   WARRANTY.

     5.1 SPECIFICATIONS. The term "SPECIFICATIONS" shall mean all, or any part, of the detailed description of Products provided with the Product and any other specifications agreed upon by Seller and Buyer. All Specifications shall be in writing.

     5.2 WARRANTY.

          5.2.1 WARRANTY. Seller warrants that the Products will (i) conform to the Specifications, and (ii) will be free from defects in materials, workmanship and designs (but only as to designs provided by Seller and not designs provided by Buyer) for a period of 18 months from the date of the bill of lading for such Product. The term of the warranty set forth in the previous sentence shall be extended to 24 months starting from the date of delivery of Products (I) to KLA for Products covered by the KLA Agreement or (II) to AMAT for Products covered by the AMAT Agreement. Further, to the extent that AMAT or KLA have agreed, or agree in the future, in writing to a shorter warranty period for Products, then such shorter warranty period shall apply to sales to KLA and AMAT of such Products. This warranty is limited to Buyer, as the original purchaser of the Product, and cannot be assigned or transferred to any third person, without Seller's express, prior written consent, it being agreed and acknowledged that Buyer will make warranties to its Semiconductor Customers based on Seller's warranties hereunder and that Buyer shall continue to be the beneficiary of the warranties even after Buyer distributes Products to its Semiconductor Customers. No person is authorized to amend or expand this warranty or to grant any other warranty on behalf of Seller. Seller shall not be responsible for any repair, replacement or material charges incurred by Buyer or others within the period of this warranty, or otherwise, unless Seller gives its prior written consent to the incurring or payment of such charges. Seller's sole responsibility and liability with respect to any Product under this warranty shall be, at Seller's option, the repair or replacement of any Product which fails to comply with the terms of this warranty or, in the event Seller determines that such Product cannot be repaired or replaced, the refund to Buyer, through payment or credit, of the purchase price paid by Buyer for such defective or non-conforming Product. At Seller's request, Buyer shall return and/or hold any Product claimed to be defective or non-conforming for inspection, repair or replacement by Seller. Seller shall inspect such Products, and Products found not to be defective or non-conforming shall be returned to Buyer at Buyer's cost and expense. Products found to be defective or non-conforming within such warranty will be repaired or replaced at no charge to Buyer or, at Seller's option, Buyer shall receive the aforesaid refund/credit for the purchase price of such Product. Buyer acknowledges and agrees that Seller shall have no warranty obligations, and Buyer shall not assert any claim against Seller, with respect to defects or non-conformities arising out of (i) modifications to and/or unintended uses of a Product made by Buyer or Buyer's Semiconductor Customers or third parties where such modifications and/or uses have not been previously authorized in writing by Seller, (ii) the improper installation and operation of a Product according to Seller's manual(s) and instruction(s), or (iii) repairs made by Buyer or its agents or Buyer's Semiconductor Customers.

          5.2.2 LIMITATIONS OF WARRANTY AND REMEDIES. EXCEPT AS EXPLICITLY STATED IN THIS SECTION 5, SELLER MAKES NO OTHER WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE AND EXCEPT FOR SELLER'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.3 HEREOF, THE PROVISIONS OF THIS SECTION 5 SHALL BE SELLER'S SOLE AND EXCLUSIVE OBLIGATION WITH REGARD TO DEFECTIVE OR NONCONFORMING PRODUCTS COVERED BY THE WARRANTY.

     5.3 INDEMNITY

          5.3.1 BY SELLER. Except to the extent Products are manufactured to designs or specifications of Buyer, Seller agrees to indemnify, defend (or, at its option, settle) and hold Buyer, Buyer's officers, directors and employees harmless from liability or damages, costs and attorneys' fees awarded a third party against Buyer for (i) infringement of any U.S. or Japanese patent, copyright, trademark or any trade secret of such third party by the use, manufacture, importation, offering for sale or sale of Products or any part thereof in the form in which such Product was furnished by Seller to Buyer hereunder and (ii) damages or losses arising out of or otherwise in connection with the Products delivered by Seller to Buyer or its Semiconductor Customers hereunder not conforming to the warranties provided hereunder (I) for injury to or death of any person or
     (II) property damage suffered or allegedly suffered by any person or entity, provided that Buyer has given Seller notice of any such claim or suit for infringement asserted against Buyer promptly after the date Buyer first receives any notice of claim of infringement, and Buyer has permitted Seller to control the defense of such claim or suit. Buyer shall provide reasonable cooperation and assistance to Seller with respect to such defenses at Seller's expense. In the case the use or sale of the Product, or any part thereof, is, or may be, enjoined, Seller will, at its own expense, and at its option, either: (a) procure for Buyer and Buyer's Semiconductor Customers the right to continue to sell and use the Product; or (b) modify the Product, so that it becomes non-infringing; or, if neither (a) nor (b) is commercially practicable, (c) accept return of the Product and refund to Buyer the purchase price and the transportation and installation cost, if any, thereof. In no event shall Seller be liable for any patent or other infringement to the extent (i) based upon the sale or use of the Products for purposes other than for which they are sold by Seller to Buyer, or (ii) for any infringement arising out of any modification to a Product by Buyer, Buyer's Semiconductor Customers or third parties where such modification has not been expressly previously authorized in writing by Seller. The foregoing shall constitute the sole liability of Seller to Buyer (or those asserting claims through or on behalf of Buyer) for patent or other intellectual property infringement.

          5.3.2 BY BUYER. (a) With respect to any designs or specifications which Buyer provides to Seller and requests Seller to use or incorporate in connection with the manufacture or sale of Products, and/or with respect to any modification made by Buyer to the Product, Buyer agrees to indemnify, defend (or, at its option, settle) and hold Seller and Seller's officers, directors and employees, harmless from any liability for damages, costs and attorneys' fees awarded a third party against Seller for infringement of any U.S. or Japanese patent, copyright, trademark or any trade secret of such third party by the use, manufacture, importation, offering for sale or sale of Products, provided that Seller has given Buyer notice of any such claim or suit for infringement asserted against Seller promptly after the date Seller first receives any notice of claim of infringement, and Seller has permitted Buyer to control the defense of such suit. Seller shall provide reasonable cooperation and assistance to Buyer with respect to such defense at Buyer's expense. In the case the use or sale of such designs or specifications, or any part thereof, is, or may be, enjoined, Seller shall cease all use, manufacture, having manufactured, importation, offering for sale and sale of any products utilizing such designs or specifications.

          (b) The Buyer agrees to defend, indemnify and hold harmless Seller and its Affiliates and its officers, directors, employees, successors and assigns from and against any and all losses, demands, claims, liabilities, obligations and expenses (including punitive damages) incurred by or threatened against Seller and its Affiliates and its officers, directors, employees, successors and assigns, due to claims by the Buyer or any third party (including, but not limited to Semiconductor Customers and any agents or distributors) arising out of any act or omission of the Buyer, including, but not limited to, (i) modifications to and/or unintended uses of a Product made by Buyer or its subcontractors where such modifications and/or uses have not been previously authorized in writing by Seller, (ii) the improper installation of a Product by Buyer or its subcontractors or
     (iii) repairs of a Product made by Buyer or its subcontractors, in each case solely to the extent that Buyer's or its subcontractors' act or omission was a contributing cause of the damage or loss, whether or not the claim arose during the term of, or after the expiration or termination of this Agreement.

          5.3.3 APPORTIONMENT. In the event a claim is based partially on an indemnified claim described in Sections 5.3.1 or 5.3.2 above and partially on a non-indemnified claim, or is based partially on a claim indemnified by Seller pursuant to Section 5.3.1 above and partially on a claim indemnified by Buyer pursuant to Section 5.3.2 above, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the parties in accordance with the degree of cause attributable to each party.

     5.4 LAWS AND REGULATIONS. Seller represents and warrants that all the Products have been or shall be produced, packaged and delivered in compliance with the applicable requirements of federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States and all other countries in which the Products are produced, packaged or delivered. Seller shall secure any and all permits, governmental licenses and inspections necessary for the manufacture and delivery of the Products hereunder.

     5.5 NO WAIVER. Acceptance, inspection or payment by Buyer shall in no event constitute a waiver of Buyer's rights and remedies with regard to any subsequently discovered defect or nonconformity.

     5.6 COMPLIANCE. Throughout the term of this Agreement, for all Products that Seller, on or prior to the Effective Date, tested, certified and supplied with a Declaration of Conformance or Declaration of Incorporation in conformance with the requirements for any CE marked product, Seller shall continue to perform such testing, certification and supply to Buyer. For all other Products, such testing and certification shall be performed as agreed in the Development Agreement for such Product.

6.   WARRANTY AND SUPPORT SERVICES

     6.1 BUYER SERVICES.

          6.1.1 REPAIR AND WARRANTY SUPPORT SERVICES. During the applicable warranty period or any subscription by a Semiconductor Customer to post-warranty support services from Buyer, Buyer will (i) provide phone or other technical support to Semiconductor Customers to whom Buyer has sold Products, (ii) inspect, remove and replace Products with applicable FRUs or replacement units from its Parts inventory first and then as provided by Seller, (iii) where agreed by Seller, repair Products in exchange for payment of a mutually agreed fee by Seller on a case by case basis, (iv) accept provision of retrofits from Seller and assist the Semiconductor Customer with the installation of such retrofits at Buyer's standard professional services rates to be paid by Seller, (v) if Buyer and Seller do not agree that Buyer shall repair a Product, or if Buyer cannot repair such Product, return the Product to Seller as contemplated by Section 6.4 below and (vi) such sales and other support as Buyer and Seller may agree on a case by case basis, with or without additional fees payable by Seller as may be agreed by the parties in each case (collectively, the "BUYER SERVICES"). Buyer shall perform the Buyer Services in a professional and workmanlike manner and in accordance with generally accepted industry standards. The repair and warranty services set forth in Section 6.1.1
     (ii), (iii) and (iv) shall be performed only by authorized repair personnel who have been trained by Seller and pursuant to Seller's rules and procedures for inspection, diagnosis and repair provided at the time of Seller's training. In the event that Buyer has undertaken the repair of a Product and is unable to complete such repair, then Seller shall have no obligation to pay Buyer for such repair services.

          6.1.2 INVENTORY AND SPARES. Buyer shall stock, and Seller shall supply, sufficient inventory of Parts and FRUs to meet Buyer's and Seller's warranty obligations under this Agreement or to Semiconductor Customers that purchase Products from Buyer; Seller hereby consents to Buyer utilizing such Parts and FRUs to perform repair, replacement and support services for Semiconductor Customers at (i) for any repair, replacement or support covered by, or within the scope of, Seller's warranties or other support obligations hereunder, Buyer's cost of obtaining the applicable spares and replacements plus services rates to be agreed upon by the parties from time to time for Buyer's (or its subcontractor's) time in performing such services to be paid by Seller within 75 days of receipt of Buyer's invoice and (ii) for any other repair, replacement or support, fees agreed by Buyer and the Semiconductor Customer. If Buyer and Seller cannot agree on services rates for a repair under clause (i) of this Section 6.1.2, then Buyer will not be obligated to perform the repair services and may return the applicable Product to Seller for repair.

     6.2 SELLER SERVICES. Seller will provide the following services to Buyer ("SELLER SERVICES"):

          6.2.1 TRAINING. Seller will provide Buyer with training, at Seller's facility in Japan, to the extent necessary for Buyer to provide the Buyer Services to Semiconductor Customers. Such training shall be at Seller's expense. Such training shall be provided in English. Buyer shall be responsible for its own travel, lodging and other expenses in attending such training.

          6.2.2 DOCUMENTATION. Seller shall provide Buyer with information and service instructions and all documentation, manuals and spare parts lists that relate to Seller's Products, as in effect from time to time. All such documentation shall be provided in English. Product information shall be provided in English units and metric units. Notwithstanding the foregoing, for existing Products sold to existing customers, documentation and product information will be provided in a manner consistent with the standard practice in effect for such customer prior to the Effective Date, unless the customer requests otherwise.

          6.2.3 SPARES. Buyer shall stock sufficient spare Products, FRUs and Parts as needed to meet all of Seller's warranty and repair services obligations under this Agreement, subject to Seller's supply of such Products, FRUs and Parts as contemplated by Section 6.1 above and Seller's provision of training as contemplated by this Section 6.2.

          6.2.4 UPGRADES. Seller shall provide upgrades from time to time as agreed on a customer by customer basis, at mutually agreed rates.

Seller agrees that Seller will perform the Seller Services in a professional and workmanlike manner and in accordance with generally accepted industry standards.

     6.3 INSPECTION AND TEST AT SELLER'S FACILITIES. All Products purchased by Buyer are subject to inspection and test procedures, as set forth in the Specification for the Product or as otherwise agreed by the parties in writing, and conducted by Seller, and, if Buyer so elects, also observed by Buyer, before to the applicable Products are shipped from Seller's factory. Inspection and test requirements will be agreed in writing by the parties. Seller shall provide Buyer with written certification that the Product tested has passed the final inspection and complies in all respects with the requirements described in the Specifications. From time to time, Buyer's Semiconductor Customers may request the right to review Seller's facilities and operations for the purpose of qualification and inspection of the Products. Seller agrees to permit such Semiconductor Customer surveys. Buyer shall provide Seller with written notice of such request. Such notice shall contain the names of the individuals making the visit, and the desired date of the visit. Buyer is permitted to accompany the Semiconductor Customer during these Semiconductor Customer surveys. Notwithstanding any inspection and testing at Seller's premises, all Products purchased by Buyer are subject to Buyer's inspection and test (qualification) at Buyer's or its Semiconductor Customer's premises before final acceptance ("Final Acceptance Testing"). Final Acceptance Testing requirements will be agreed in writing by the parties.

     6.4 NOTIFICATION; PRODUCT RETURNS. During the applicable warranty period or any support subscription period, Buyer shall notify Seller promptly in writing of any alleged defect in a Product, with specificity. If Buyer and Seller agree that such defect requires that Buyer provide such Product to Seller for repair and/or replacement (such agreement not to be unreasonably withheld), then Seller shall provide an RMA number for such Product within twenty-four hours of such agreement. Seller acknowledges and agrees that more complicated repairs will often need to be performed by Seller, particularly in the first few years of this Agreement as Buyer becomes more familiar with the repair of Yaskawa Products. Upon receipt of such

RMA number, Buyer will forward the defective Product to Seller, FCA Buyer's North American facility, with written specifications of the claimed defect. If the defect is under warranty or under a current support subscription contemplated in Section 6.5 below, Seller will ship the repaired or replaced Product to Buyer, as quickly as is practical, but not later than 20 Business Days from the date Seller received the Product from Buyer or Synetics Solutions, Inc. If the average timeframe for completion of such repair or replacement by Seller of all Products then in Seller's possession or control exceeds 20 Business Days at any point during the term of this Agreement, Seller and Buyer shall promptly review and discuss (whether in person or by phone or e-mail) the reasons for such delay and, unless Seller can demonstrate that there are good reasons for the delay that are outside of the reasonable control of Seller, then Buyer shall have the right to deliver, and Seller shall promptly acknowledge in writing, debit memos (which memos shall be sufficient to transfer title in the applicable Products from Buyer to Seller until return of the repaired Products to Buyer and put such Products on Seller's books and remove such Products from Buyer's books) to Seller for all Products then in inventory as a result of such delays and all Products that are subsequently not repaired or replaced in the required 20 Business Day period. If Seller is subject to debit memos under this
Section 6.4 but completes repairs so that the average timeframe for completion of such repair or replacement by Seller of all Products then in Seller's possession or control no longer exceeds 20 Business Days, the Buyer will issue no further debit memos for additional Products under repair unless and until Seller again exceeds the 20 Business Days threshold, in which case the above debit memo process shall repeat. During the applicable warranty or support subscription period, Seller shall be responsible for all freight charges and duties in connection with the return of a Product under this Section 6.4 and shipment of the repaired or replaced Product to Buyer. Seller's warranty period for a Product shall toll during repair of a Product by either Seller or Buyer and shall restart upon either Buyer's completion of the fix for such Product or Seller's shipment of the repaired Product back to Buyer or its Semiconductor Customer.

     6.5 SUPPORT AVAILABILITY; POST-WARRANTY SUPPORT. Seller shall maintain support capabilities for each Product for a period of 5 years following the delivery date of the last such Product hereunder. On a Product by Product basis, post-warranty services that are identical to the warranty services applicable during the applicable warranty period will be provided to Buyer by Seller on an annual subscription basis and shall be provided in accordance with terms and conditions as may be negotiated in good faith between Seller and Buyer from time to time.

7.   EMBEDDED SOFTWARE LICENSE AND CONFIDENTIAL INFORMATION.

     7.1 EMBEDDED SOFTWARE LICENSE. The software included in the Products (the "EMBEDDED SOFTWARE") is licensed and not sold. Seller hereby grants to Buyer a non-exclusive, royalty-free, perpetual license to use the Embedded Software only in the operation of the Product in which it was delivered. Such Embedded Software may not be copied for use in any equipment other than the Products. Copies may be made for archival purposes only. Such Embedded Software and any copies thereof, and all copyright, trade secret, patent, trademark and other intellectual or industrial property rights therein ("EMBEDDED SOFTWARE RIGHTS"), is and shall remain the sole property of Seller. The ideas and the expressions thereof contained in the Embedded Software are confidential and proprietary information and trade secrets of Seller and/or its licensors that are disclosed to Buyer in confidence. Buyer shall not cause or permit reverse engineering, disassembly or decompilation of the Embedded Software or disclosure, copying, display, loan, publication, transfer of possession (whether by sale, exchange, gift, operation of law or otherwise) or other dissemination of the Embedded Software, in whole or in part, to any third party without prior written consent of Seller. Buyer shall not modify, enhance or otherwise change or supplement the Embedded Software. Buyer will be permitted to sublicense to Semiconductor Customers the Embedded Software solely for the operation of the Products sold by Buyer to Semiconductor Customers hereunder, provided that the sublicense is effected by agreement signed before the Embedded Software is provided and only if the sublicense includes the same provisions as used herein.

     7.2 CONFIDENTIALITY. Each party ("RECEIVING PARTY") agrees to keep confidential and not disclose or use except in performance of its obligations under this Agreement, confidential or proprietary information related to the other party's ("DISCLOSING PARTY") technology or business that the Receiving Party learns in connection with this Agreement and any other information received from the other, including without limitation, to the extent previously, currently or subsequently disclosed to the Receiving Party hereunder or otherwise, information relating to products or technology of the Disclosing Party or to the Disclosing Party's business (including, without limitation data, know-how, processes, ideas, inventions (whether patentable or not), all information relating to customers and customer transactions and other technical, business, financial, customer and product development plans, forecasts, strategies and information), all of the foregoing, "CONFIDENTIAL INFORMATION". Confidential Information shall not include information the Receiving Party can document (a) is in or (through no improper action or inaction by the Receiving Party or any affiliate, agent or employee) enters the public domain (and is readily available without substantial effort), or (b) was rightfully in the Receiving Party's possession or known by it prior to receipt from the Disclosing Party, or (c) was rightfully disclosed to the Receiving Party by another person without restriction, or (d) was independently developed by the Receiving Party by persons without accessing such information and without use of any Confidential Information of the Disclosing Party. Each party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure, including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the other party to do so. Each party shall use reasonable precautions to protect the other's Confidential Information and employ at least those precautions that such party employs to protect its own confidential or proprietary information.

8.   TERM AND TERMINATION.

     8.1 TERM. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of 10 years thereafter ("Initial Term"). At any time, at least 36 months prior to end of the Initial Term or any renewal term, each party shall send written notice to the other party of its intentions concerning its business relating to the Products and its interest in extending the Agreement. If both parties have expressed an interest in extending the current term of the Agreement by written notice to the other, then the then-current term shall be automatically extended for an additional five-year term. If one party has expressed an interest in allowing the Agreement to expire or in modifying the Agreement or has failed to provide notice, then the Agreement shall terminate at the end of the then-current term, unless the Agreement is extended and/or modified by the mutual written agreement of the parties.

     8.2 TERMINATION. Notwithstanding the foregoing, and in addition to any other rights of termination set forth herein, this Agreement may be terminated prior to the expiration of the term upon or after the occurrence of any of the following events upon written notice to the other party, which notice shall specify the reason for termination and the effective date of such termination:

          8.2.1 BREACH. By Seller if (A) Buyer has committed a Major Breach of this Agreement, (B) Buyer has not cured such Major Breach within 60 calendar days of receiving a notice of breach from Seller for such Major Breach, and (C) the parties have not been able to agree upon an adequate remedy (other than termination); or

          8.2.2 BANKRUPTCY. By either party if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the other party, or approve a petition filed against the other party seeking reorganization or arrangement or any similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or of the country in which Seller or Buyer is located, or, if under the provisions of any


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

     other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the other party and such proceeding or petition remains undismissed for a period of 60 days.

          8.2.3 CHANGE OF CONTROL. By Seller in the event of a Change of Control of Buyer; provided that, in the event of such a termination, this Agreement shall remain in full force and effect for a period of two years from Buyer's receipt of notice of such termination from Seller so that Buyer may continue to meet the expectations and Product demands of its Semiconductor Customers.

     8.3 OBLIGATIONS UPON TERMINATION. The termination of this Agreement shall not discharge, affect, or otherwise modify the rights and obligations of parties established or incurred prior to the termination hereof or the right of either party to pursue any and all legal remedies it may have against the other party and such remedies shall survive the termination of the Agreement.

9.   NON-COMPETITION AND NON-SOLICITATION.

     9.1 NON-COMPETITION. During the term of this Agreement and for any remainder period set forth in the following sentence of this Section 9.1, (i) neither Seller nor any of its Affiliates shall knowingly offer and/or sell, directly or indirectly, any Yaskawa Products to Semiconductor Customers (other than any OEM) and (ii) neither Seller nor any of its Affiliates shall knowingly offer and/or sell, directly or indirectly, Brooks Products to any Semiconductor Customer (other than any OEM). If this Agreement is terminated by Buyer pursuant to Section 8.2 during the Initial Term or any renewal term, the rights and obligations of both parties pursuant to this Section 9.1 shall continue in full force and effect until the date on which such Initial Term or renewal term would have expired absent any termination pursuant to Section 8.2 above. If this Agreement is terminated by Seller pursuant to Section 8.2, then Seller shall have no obligation under this Section 9.1.

     9.2 NON-SOLICITATION. During the term of this Agreement and for a period of 1 year after expiration or termination of this Agreement, neither party will employ, attempt to employ or solicit the employment of, any employee of or consultant to of the other party or otherwise induce or attempt to induce any employee of or consultant to leave the employ of other.

10.  MISCELLANEOUS.

     10.1 INTELLECTUAL PROPERTY. Seller shall have the sole ownership of Intellectual Property relating to the Products sold by Seller hereunder and the sole right to obtain, hold and renew, in its own name and/or for its own benefit, patents, copyrights, trademarks, trade secrets, registrations and/or other appropriate protection with respect to any of the Products sold by Seller hereunder. As used herein, "INTELLECTUAL PROPERTY" means any and all patents and rights to patent, copyrights, trademarks, trade secrets, Confidential Information of Seller, know-how and proprietary information of any kind or nature whatsoever. Buyer stipulates and agrees that under this Agreement Buyer will acquire no right, title or interest in or to any of such Intellectual Property, except as expressly provided in writing by the parties.

     10.2 AUTHORITY. By signing this document, the undersigned represent that they have been duly authorized to execute this document on behalf of their respective corporations.

     10.3 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other.

     10.4 GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and in accordance with the internal laws of the State of New York, excluding: (i) its conflicts of laws principles; (ii) the United Nations Convention on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); and (iv) the Protocol


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

amending the 1974 Convention, done at Vienna April 11, 1980. Any disputes under this Agreement shall be resolved through the process set forth in Article 11 of the Shareholders' Agreement by and between Buyer and Seller and dated of even date herewith, which Article 11 is hereby incorporated by reference and shall be effective as if set forth in full herein.

     10.5 LIMITATION AND DISCLAIMER OF LIABILITY.

     (a) EXCEPT WITH RESPECT TO: (1) EITHER PARTY'S BREACH OF CONFIDENTIALITY OBLIGATIONS, (2) DAMAGES ARISING FROM EITHER PARTY'S VIOLATION OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR (3) INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.3.1 (EXCEPT FOR SECTION 5.3.1(ii)(II)) AND SECTION 5.3.2(A)HEREUNDER WITH RESPECT TO DAMAGES OR LOSSES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT OR ANY PURCHASE ORDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, CUSTOMERS AND AGENTS, INCUR ANY LIABILITY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PRODUCTS, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, WARRANTY, RELIANCE, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL THEORY, EXCEEDING IN THE AGGREGATE UNDER THIS AGREEMENT (I) $5,000,000 PER CLAIM NOR
(II) $10,000,000 IN THE AGGREGATE IN ANY CALENDAR YEAR. HOWEVER, FOR INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.3.1 (EXCEPT FOR SECTION 5.3.1(ii)(II)) AND SECTION 5.3.2(A) AND FOR CORPORATE WILLFUL MISCONDUCT OF A PARTY, THERE IS NO LIMITATION ON THE AMOUNT OF SUCH PARTY'S LIABILITY.

     10.6 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended, nor will it be construed, to confer any rights or benefits upon any person (including, but not limited to, any employee or former employee of Buyer or Seller) other than the parties to this Agreement, and no other person will have any rights or remedies under this Agreement.

     10.7 ENTIRE AGREEMENT. This Agreement and the Schedule(s) annexed hereto, contain the entire agreement between the parties with respect to its subject matter, and there are no agreements or understandings between the parties other than those set forth or referred to in this Agreement, and in the various Schedules and/or attachments to same, and other than any such agreements or understandings which expressly provide otherwise by specific reference to this Agreement.

     10.8 EXPENSES. Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement will be paid by the party incurring such costs and expenses.

     10.9 FORCE MAJEURE. Neither party shall be responsible for any delay or failure to perform any provision of this Agreement arising from causes beyond its reasonable control, including, without limitation, labor disputes, civil commotion, war, (declared or undeclared), riot, severe weather, heavy snow, floods, acts of God, governmental rules, laws, requisitions, mobilizations, embargoes, fires, explosions, shortages of transportation, inability to obtain freight space, unavailability of raw materials and restrictions on the use of power. The party relying on this paragraph as an excuse for nonperformance of its obligations hereunder shall use all reasonable efforts promptly to remove or remedy the cause giving rise to such nonperformance.


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

     10.10 NOTICES. All notices hereunder shall be in writing and delivered personally, by documented overnight courier delivery service or by fax (with confirmation of receipt), in each case, to the appropriate address or number as set forth below.

IF TO BUYER:                    IF TO SELLER

Brooks Automation, Inc.         Yaskawa Electric Corporation
15 Elizabeth Drive              2-1 Kurosaki-shiroishi, Yahatanishi-ku
Chelmsford, Massachusetts       Kitakyushu 806-0004 Japan
01824 U.S.A.                    Attention: Koki Nakamura
Attention: Thomas Grilk, Esq.   Fax: +81.93.645.7918
Fax: 1.978.262.2511

WITH COPY TO:                   WITH COPY TO:

WilmerHale
60 State Street                 Masuda, Funai, Eifert & Mitchell, Ltd.
Boston, Massachusetts 02109     203 N. LaSalle Street, Suite 2500
Attention: Mark G. Borden       Chicago, IL 60601-1262
Fax: +1.617.526.5000            Attention: Mary W. Shellenberg
                                Fax: +1.312.245.7467

or to such other address and/or to the attention of such other person as the intended recipient may designate by written notice in accordance with this provision. Notices shall be effective upon receipt.

     10.11 NONASSIGNMENT. Neither this Agreement, nor any right, duty, term or obligation thereof, may be assigned by either party to any individual or entity, without the prior written consent of the other party hereto. For the purposes of this Agreement, a change of control of a party, including through a sale or transfer of all or a portion of such party's voting securities shall not constitute an assignment. This Agreement shall be binding upon and inure to the benefit of the parties' successors and assigns.

     10.12 HEADINGS; DEFINITIONS. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of the Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

     10.13 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by instrument or instruments in writing signed by the party against whom enforcement of the modification or amendment is sought. Wavier of compliance with any term or provision of this Agreement must be in writing. Waiver of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach. Consummation of the transactions contemplated by this Agreement will not constitute a waiver of any prior breach of the Agreement.

     10.14 SEVERABILITY. If at any time any provision of this Agreement is or becomes illegal, invalid, void or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity, or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement will remain in full force and effect. The parties will endeavor in good faith negotiations to replace any invalid, illegal, void or unenforceable provision with a valid, legal and enforceable provision, the effect of which comes as close as possible to the invalid, illegal, void or unenforceable provision.


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


     IN WITNESS WHEREOF, the parties have caused this U.S. ROBOT SUPPLY AGREEMENT to be executed by their duly authorized representative on the date set forth above.

BROOKS AUTOMATION, INC.                 YASKAWA ELECTRIC CORPORATION


By: /s/ Edward C. Grady                 By: /s/ Koji Toshima
    ---------------------------------       ------------------------------------
Title: President                        Title: President
       ------------------------------          ---------------------------------


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